Exhibit 10.1

RELAY THERAPEUTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Relay Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy, as amended and restated, is effective as of May 8, 2025 and further supersedes the previous Amended and Restated Non-Employee Director Policy effective as of June 2, 2023, which had superseded the Non-Employee Director Policy effective as of July 15, 2020. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.
Cash Retainers
(a)
Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation for attending individual Board meetings.
(b)
Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $20,000

Audit Committee member: $10,000

Compensation Committee Chairperson: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chairperson: $10,000

Nominating and Corporate Governance Committee member: $5,000

Research and Development Committee Chairperson: $15,000

Research and Development Committee Member: $7,500

(c)
Additional Retainer for Non-Executive Chair of the Board: $35,000 to acknowledge the additional responsibilities and time commitment of the Non-Executive Chair role.

II.
Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(d)
Revisions. Subject to approval from the Board of Directors, the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(e)
Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2020 Stock Option and Incentive Plan (the “2020 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(f)
Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option to purchase the number of shares of the Company’s Common Stock having a Value (as defined below) equal to $977,280 (the “Initial Grant”), with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in equal monthly installments over thirty-six months; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Effective Date. “Value” means grant date fair value, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
(g)
Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of a non-statutory stock option to purchase the number of shares of the Company’s Common Stock having a Value equal to $313,000 (the “Annual Grant”) on the date of such Annual Meeting, with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
III.
Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.
Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period for his or her services as an Outside Director shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $750,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2020 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the Value thereof.

Date Policy Approved: May 8, 2025